August 22, 2016

Joseph Funk

P. O. Box 2540

Coeburn, VA 24230

Re:	Employment Agreement (the “Agreement”) dated November 14, 2014 between Rhino GP LLC (“Rhino”) and Joseph Funk (“Employee”)

Dear Joe:

As we have discussed, the parties hereby agree to the modification of the Agreement as provided herein in connection with a successful sale of the equity interests of The Elk Horn Coal Company, LLC (“Elk Horn”) and employment of Employee by purchaser of the equity interest. Employee waives no other rights or privileges contained in the Agreement. If neither the sale and the employment of Employee by purchaser occurs, this modification of the Agreement is not valid or binding. Rhino and Employee agree as follows:

1.	The term of the Agreement shall be amended to end on December 31, 2016. Employee will remain an employee of Rhino, with current benefits (including company automobile, health insurance, and reimbursement of expenses), until the end of such term. However, company shall provide health insurance at same terms for a period of 90 days after final termination, including any extensions of term.

2.	In exchange for all compensation under the EBITDA plan and in exchange for shorting of the term of the Agreement, employee agrees to a total compensation paid on or prior to December 31, 2016 of $465,000. The payment shall consist of $150,000 in cash paid by August 16, 2016 and $115,000 in salary payments for the period starting 14 days after the close of the EHCC sale and December 31, 2016. The balance of $200,000 will be paid in units (or cash at option of Rhino) with adequate guarantees to ensure the total cash received by Employee to not be less than $200,000 and must be received by Employee prior to December 31, 2016. The security for payment will be in form acceptable by Employee. Any amounts not yet received by Employee at December 31, 2016, will be paid by Rhino within 3 business days.

3.	Rhino agrees that Employee may enter into an employment and or consulting agreement with Elk Horn, and hereby releases any noncompetition provisions contained in the Agreement.

4.	Employee agrees to use his commercially reasonable efforts and devote sufficient time to the performance of his duties under the Agreement, including travel to and from Rhino’s Lexington, Kentucky office.

5.	Employee agrees to promptly notify the management of Rhino if he becomes aware of any conflict or potential conflict between Elk Horn and Rhino occurring prior to December 30, 2016.

6.	Employee agrees to continue employment under same terms at the option of Rhino for the period of January 1, 2017 to March 31, 2017 at a monthly rate of $25,000 per month paid on the beginning of each month. In addition to the monthly salary, Rhino will grant to Employee on the beginning of each month $5,000 in value of Rhino units without restriction. Should Rhino terminate employment prior to March 31, 2017, then the Employee will be entitled to a termination payment of $15,000 cash paid immediately.

7.	Effective as of the date of termination and fulfilment of all obligations of Rhino, Employee hereby releases, relinquishes, waives, and forever discharges Rhino (and its directors, officers, owners, and employees) from any and all liabilities, obligations, causes of action, suits, debts, covenants, controversies, agreements (except for obligations and agreements under the Agreement as amended hereby), warranties, representations, promises, damages, understandings, demands and claims, of whatever kind and nature, known and unknown, now existing which Employee now has or has had or may have had against Rhino, whether in law or equity, arising out of or relating to his employment, officer, and director relationship with Rhino (the “Relationship”), including, without limitation, any tort or tortious act, whether of commission or omission.

8.	Effective as of the date hereof, Rhino hereby releases, relinquishes, waives, and forever discharges Employee from any and all liabilities, obligations, causes of action, suits, debts, covenants, controversies, agreements (except for obligations and agreements under the Agreement as amended hereby), warranties, representations, promises, damages, understandings, demands and claims, of whatever kind and nature, known and unknown, now existing or hereafter arising, which Rhino now has or has had or may have had or will have against Employee, whether in law or equity, arising out of or relating to the Relationship, including, without limitation, any tort or tortious act, whether of commission or omission.

9.	Company will provide Directors and Officer coverage against all claims and litigation against employee and pay any and all defense cost arising out of any and all claims relating to his employment with Rhino and for the time of his employment with Rhino.

Except as specifically modified hereby, the Agreement shall remain in full force and effect, and is hereby ratified and affirmed. In the event that no sale and no employment by Elk Horn occurs, then the modifications above are without meaning and not effective.

If the forgoing reflects your understanding and agreement, please execute this letter where indicated below, and return it to us.

Very truly yours,

Rhino GP LLC

By:	/s/ Whitney Kegley
Title:	VP/General Counsel

The foregoing is acknowledged and agreed:

/s/ Joseph Funk
Joseph Funk